Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-154839, 333-161485, 333‑191295 and 333‑212130) on Form S-8 and the registration statements (Nos. 333-178984, 333-186584, 333-195054, 333-205533 and 333-217459) on Form S-3 of ARCA biopharma, Inc. (the Company) of our report dated February 27, 2019, with respect to the balance sheets of ARCA biopharma, Inc. as of December 31, 2018 and 2017, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for  the years then ended, and the related notes (collectively, the financial statements), which report appears in the December 31, 2018 annual report on Form 10-K of ARCA biopharma, Inc.

Our report dated February 27, 2019 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and needs to raise capital to fund its clinical development programs.  The Company’s ability to raise such capital is uncertain. As a result, there is substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Denver, Colorado

February 27, 2019